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                                                                Exhibit 23(j)


CONSENT OF INDEPENDENT AUDITORS

THE METROPOLITAN WEST FUNDS:

We consent to (a) the use in this Post-Effective Amendment No. 14 to Registration Statement No. 811-07989 on Form N-1A of our report dated May 4, 2001 regarding the Metropolitan West Total Return Bond Fund - Class M & I Shares, the Metropolitan West Low Duration Bond Fund - Class M & I Shares, and the Metropolitan West AlphaTrak 500 Fund as of March 31, 2001 incorporated by reference in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus which is part of such Registration Statement, and
(c) the reference to us under the headings "Additional Information" and "Financial Statements" in Part B, the Statement of Additional Information of such Registration Statement.





July 25, 2001